EXHIBIT 5.1

GIBBONS P.C. One Gateway Center Newark, NJ 07102-5310 Direct: 973.596.4500

April 22, 2008

Glowpoint, Inc. 225 Long Avenue Hillside, New Jersey 07205

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to Glowpoint, Inc. (the “Company”) in connection with Registration Statement on Form S-8 (the “Registration Statement”), to be filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to 7,400,000 shares (the “Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”), of the Company that may be issued by the Company under the 2000 Stock Incentive Plan (the “2000 Plan”) and the 2007 Stock Incentive Plan (the “2007 Plan”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)

The Registration Statement;

(ii)

The 2000 Plan;

(iii)

The 2007 Plan;

(iv)

The amended and restated certificate of incorporation of the Company, and the amended and restated by-laws of the Company as presently in effect as certified by the Secretary of the Company as of the date hereof; and

(v)

Resolutions adopted by the Company’s board of directors on February 27, 2008 certified by the Secretary of the Company.

Newark New York Trenton Philadelphia	gibbonslaw.com

April 22, 2008

In such examination and in rendering the opinion expressed below, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and instruments were authentic and complete; (iv) the legal capacity of all individuals executing documents; (v) that there will be sufficient authorized and unissued shares of Common Stock available for issuance each time Shares are issued under the 2000 Plan and the 2007 Plan, (vi) that no Shares will be issued for a price per share less than the per share par value of the Common Stock; (vii) that each award agreement, under which options are granted or awards of shares of Common Stock are made pursuant to the 2000 Plan and the 2007 Plan (collectively, the “Award Agreements”) is consistent with such plans and has been duly authorized, validly executed and delivered by the parties thereto; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct.  As to all questions of fact material to this opinion, we have relied (without independent investigation, except as expressly indicated herein) upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that (a) the Shares are duly authorized, and (b) when certificates representing the Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered upon issuance in accordance with the terms and conditions of the 2000 Plan and the 2007 Plan and payment of the consideration set forth therein, respectively, such Shares will be validly issued, fully paid and nonassessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the Delaware General Corporation Law.

This opinion letter is expressed as of the date hereof and deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.  We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

April 22, 2008

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/Gibbons P.C.

GIBBONS P.C